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[iVILLAGE LOGO]

FOR IMMEDIATE RELEASE
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CONTACT:          Jason Stell
                  iVillage
                  212-206-3141
                  jason@mail.ivillage.com


                        iVillage Acquires FamilyPoint.com
    The Leading Women's Network Adds Rapidly Growing Affinity Group Marketer

New York, NY, September 1, 1999 - iVillage Inc., (Nasdaq: IVIL), the leading online network for women and one of the most demographically targeted communities on the World Wide Web, today announced it has acquired FamilyPoint.com, one of the leading online meeting place services for families, friends and groups with similar interests. The addition of FamilyPoint.com extends iVillage's service offerings to its members and increases functionality by providing a wide array of tools for women to regularly connect with the people they care about. Through FamilyPoint.com, consumers can become members of multiple, private and secure family groups or clubs free of charge and easily add new members through e-mail. Over 60% of FamilyPoint.com's members come to the site through invitation or referral sources.

"iVillage's strategy is to be the place where women find the best set of resources to manage and enhance their lives every day," said Candice Carpenter, Co-Chairperson and Chief Executive Officer of iVillage Inc. "We believe the addition of FamilyPoint.com will promote repeat visits and amount of time spent on the iVillage.com site, and as members invite their friends and family to join their individual groups, our reach will grow as well. The tools, which include customized calendars, photo galleries, message boards, chat, address books and reminders, extend iVillage.com's community assets and will enhance the kind of targeted direct marketing initiatives that iVillage.com members and sponsors value. In addition to the creation of meeting places and clubs, there will also be links to product sites, such as iBaby and iMaternity, to promote purchases and thus generate additional commerce revenue," Ms. Carpenter continued.

iVillage believes the addition of FamilyPoint.com's nearly 700,000 members and approximately 345,000 average monthly unique visitors (as reported by Media Metrix for May, June and July 1999) will increase reach and advertising revenue to iVillage.com. Founded only a year ago, FamilyPoint.com's metrics have shown rapid growth. According to Media Metrix, FamilyPoint.com reached approximately 0.6% of all Web users in the months of May, June and July 1999 and the company averaged 5 million monthly page views in that same period.

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"Over sixty percent of FamilyPoint.com's audience is women, so joining with
iVillage, a leader in reaching women online, is a wonderful fit," said FamilyPoint Chief Executive Officer Joe Murgio. "At FamilyPoint, we tailor our product offerings to individuals' needs and look to offer the best way for people to connect. Now with iVillage's extensive resources and offerings we can make it even easier for families and friends to come together online."

Under the terms of the agreement, iVillage will pay approximately $26 million (including approximately 550,000 shares of iVillage Common Stock and the remainder in cash) for FamilyPoint.com, subject to a maximum increase of $5 million if certain performance thresholds are satisfied. iVillage will begin integrating the product into the iVillage.com network immediately and plans to create new versions of the FamilyPoint.com product throughout iVillage.com.

About iVillage.com: The Women's Network:

iVillage.com: The Leading Women's Network (http://www.ivillage.com and AOL keyword: ivillage) is the leading women's network online providing practical solutions and everyday support for women between the ages of 25 to 54. iVillage is organized into branded communities that focus on issues of most importance to women and provides interactive services, peer support and online access to experts through 17 channels. Content channels include Parent Soup, allHealth, Money Life, Career, Work from Home, Relationships, Fitness & Beauty, Click!:
Where Computers Make Sense, Pets, Travel, Parents Place, Food, Book Club and Astrology and are complemented by commerce channels such as iBaby and iMaternity and Shopping. Established in 1995 and headquartered in New York City, iVillage Inc (Nasdaq: IVIL) is a new media company, widely recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services.

About FamilyPoint.com

Founded in May 1998, FamilyPoint.com's mission is provide families, friends and other close knit groups with an easy-to-use, free, private way to interact with each other and communicate via the internet. FamilyPoint.com sets out to accomplish this mission by fostering an online community supported by tools, content and commerce that is enjoyable, useful and relevant to today's families and groups.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and

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uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the Internet industry, (ii) changes in domestic and foreign economic and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) failure of iVillage, its vendors or other third parties to achieve Year 2000 compliance and
(v) the effect of any future acquisitions. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.


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